EXHIBIT 99.1

Air Methods Provides Update on 2nd Quarter Results

DENVER, July 23, 2015 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, provided an update on second quarter results. While community-based patient transports for the second quarter 2015 increased 7.4% to approximately 16,105 from the prior-year quarter, patients transported for community bases in operation greater than one year decreased an estimated 318 transports, or 2.2%. Weather cancellations for these same bases increased by an estimated 1,250 transports compared with the prior-year quarter.

Preliminary net revenue per community-based transport for the second quarter 2015 declined slightly to $11,298, as compared with $11,353 in the prior-year quarter. Net revenue per transport did not increase with gross price increases due to a decrease in privately insured patients as a percentage of transports and a decrease in collections as a percentage of gross charges from private insurers. Specifically,

  Transports of privately insured patients decreased from 26.8% to 26.1% of total transports during the second quarter, compared with the prior-year quarter.
  Collections as a percentage of gross charges from private insurers decreased from 81.7% in the prior-year quarter to 77.5% in current-year quarter. The vast majority of this decline is due to the cessation of a national contract with a commercial payor.

Primarily as a result of these factors, the Company expects to report net income from continuing operations of approximately $0.67 to $0.69 per share for the second quarter of 2015, compared with net income from continuing operations of $0.75 per share in the prior-year quarter. These preliminary results are subject to final quarter-end closing and review procedures and are therefore subject to change.

Aaron Todd, CEO, stated, "Weather has been a significant headwind for financial results year-to-date, as well as in the second quarter. Demand, however, remained strong during the quarter as evidenced by the growth in transports plus weather cancellations in total and on a same-base basis (16.7% and 5.0%, respectively). Furthermore, cash collections on a per transport basis increased 7% over the past twelve months despite days sales outstanding increasing eight days year-over-year."

Some preliminary statistics can be found in the table below.

The Company will report financial results for the second quarter ended June 30, 2015 after the close of the market on Thursday, August 6, 2015. Concurrently, the Company will post a financial supplement that contains final operating statistics on its website, www.airmethods.com.

The Company has scheduled a conference call for Thursday, August 6, 2015 at 4:30 p.m. Eastern to discuss these results. Interested parties can access the call by dialing (855) 601-0049 (domestic) or (720) 398-0100 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 77221453, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provides helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods' fleet of owned, leased or maintained aircraft features over 450 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements", including statements we make with regard to the Company's preliminary second quarter 2015 operational and financial results, including those related to (i) total community-based patient transports, (ii) same-base transports, (iii) weather cancellations, (iv) net revenue per patient transport, and (v) net income per share, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the Company's completion of its final quarter-end closing and review procedures, the size, structure and growth of the Company's air medical services, United Rotorcraft Division and Tourism Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Operating Statistics (Preliminary):
	2Q14	2Q15	YOY Change
Net Revenue per Transport	$11,353	$11,298	-0.5%
Transports	14,994	16,105	7.4%
Transports + Weather Cancellations	18,908	22,071	16.7%
Same-Base Transports (SBTs)	14,698	14,380	-2.2%
SBTs + Weather Cancellations	18,504	19,436	5.0%
Days Sales Outstanding	123	131	6.5%
Collection Rate	81.7%	77.5%	-420 bps*
Payor Mix
Commercial Insurance	26.8%	26.1%	-70 bps
Government-Sponsored Insurance	3.6%	4.1%	50 bps
Medicare	34.5%	35.9%	140 bps
Medicaid	24.1%	24.7%	60 bps
Self-Pay	10.9%	9.2%	-170 bps
* The YOY decrease in collection rate is due primarily to the cessation of a national contract with a commercial payor.

CONTACTS: Trent J. Carman, Chief Financial Officer, (303) 792-7591. Please contact Christina Brodsly at (303) 256-4122 to be included on the Company's e-mail distribution list.